Exhibit 3.10

ARTICLES OF LIMITED PARTNERSHIP OF
ARMSTRONG McCALL, L.P.
A TEXAS LIMITED PARTNERSHIP

        These Articles of Limited Partnership (hereinafter referred to as this "Agreement") are entered into by and between Armstrong McCall Management, L.C., a Texas limited liability company (referred to as the "General Partner"), and Armstrong McCall Holdings, L.C. a Delaware business limited liability company (referred to as the "Limited Partner"). The General Partner and the Limited Partner are sometimes collectively referred to as the "Partners."

ARTICLE I

        1.1   Formation of Limited Partnership. The Partners hereby desire to form a limited partnership on the terms and conditions set forth herein, subject to the requirements of the Texas Revised Limited Partnership Act (the "Act").

        1.2   Partnership Name. The business of the Partnership shall be conducted under the name Armstrong McCall, L.P., or such other name as the General Partner may select from time to time.

        1.3   Principal Office. The principal office shall be at 5010 Burleson Road, Austin, Texas 78744, but substitute or additional places of business may be established at such other locations as may from time to time be determined by the General Partner.

        1.4   Registered Office and Registered Agent. The street address of the Partnership's initial registered office is 5010 Burleson Road, Austin, Texas 78744, and the name of its registered agent at such address is John McCall.

        1.5   Term of Partnership. The Partnership shall become effective upon filing the certificate and shall remain effective until the earlier of the following:

          a.     December 31, 2020; or

          b.     the dissolution of this Partnership pursuant to the Act or any provisions of this Agreement.

ARTICLE II

        2.1   Additional Definitions. In addition to the terms defined elsewhere herein, whenever used in this Agreement, the terms set forth below shall be defined as follows:

          a.     "Affiliate" means any person, firm or entity which directly or indirectly controls, is controlled by, or is under common control with the General Partner, or other party to whom reference is being made. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, and shall be deemed to exist as a result of the ownership of ten percent (10%) or more of the beneficial interest in the entity referred to.

          b.     "Agreement" means these Articles of Limited Partnership of Armstrong McCall, L.P.

          c.     "Capital Contributions" means the amount of cash and the fair market value of property that the Partners have actually contributed to the Partnership.

          d.     "Cash Flow" means the net cash receipts from the operations of the Partnership or sale, disposition or refinancing of any Partnership Property in excess of: (i) cash disbursements, including without limitation payments on Partnership Debts, and (ii) any reserves established by the General Partner in its sole discretion.

          e.     "Code" means the Internal Revenue Code of 1986, as amended.

          f.      "Interest" means the respective interest of a Partner in the Partnership. Unless otherwise provided herein, the respective Interests of the Partners shall be as follows:

General Partner	1%
Limited Partner	99%

          g.     "Net Profit or Loss" means the net income or net loss of the Partnership for federal income tax purposes for each accounting period in accordance with the Code.

          h.     "Partners" means the General Partner and Limited Partner.

          i.      "Partnership Debts" means all indebtedness of the Partnership.

          j.      "Partnership Property" means all of the property owned by the Partnership.

          k.     "Partnership Term" means the period of time between the date the Partnership becomes effective and the date it terminates in accordance with the terms of this Agreement.

          l.      "Person" means an individual, partnership, corporation, trust or other entity.

ARTICLE III

        3.1   Purposes of the Partnership. The purposes of the Partnership shall be (a) to accept title to and to hold various properties and operate a retail and wholesale product distribution business; (b) to sell, exchange or otherwise dispose, or cause to be sold, exchanged or otherwise disposed, of all or any portion of the Partnership Property; and (c) to take any and all lawful actions reasonably necessary to perform any of the foregoing.

ARTICLE IV

        4.1   Capital Account. A separate capital account shall be maintained by the Partnership for each Partner in accordance with Code Section 704(b) and Treasury Regulations promulgated thereunder. There shall be credited to each Partner's capital account (i) the amount of money contributed by it to the Partnership, (ii) the fair market value of property contributed by it to the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Code Section 752), (iii) allocations to it of Partnership income and gain (or items thereof), including income and gain exempt from tax and income and gain, as computed for book purposes, in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv)(g), all as set forth pursuant to Article VII of this Agreement; and (iv) the amount of any Partnership liabilities that are assumed by such Partner or that are secured by any Partnership Property distributed to such Partner. Each Partner's capital account shall be decreased by (i) the amount of money distributed to it by the Partnership, (ii) the fair market value of property distributed to it by the Partnership (net of liabilities secured by such depreciated property that such Partner is considered to assume or take subject to pursuant to Code Section 752), (iii) allocations to such Partner of expenditures of the Partnership described in Code Section 705(a)(2)(B), (iv) allocations of Partnership loss and deduction (or items thereof), including loss or deduction, computed for book purposes, as described in Treas. Reg. Section 1.704-1(b)(2)(iv)(g), all as set forth pursuant to Article VII of this Agreement, and (v) the amount of any liabilities of such Partner that are assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

        In the event of a permitted sale or exchange of a Partner's Interest, the capital account of the transferor shall become the capital account of the transferee to the extent it relates to the transferred Interest.

        In the event of adjustment to the adjusted tax basis of Partnership Property under Code Sections 732, 734 or 743, the capital accounts of the Partners shall be adjusted to the extent provided in Treas. Reg. Section 1.740-1(b)(2)(iv)(m).

        The manner in which capital accounts are to be maintained pursuant to this Section 4.1 is intended to comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder. If in the opinion of the General Partner the manner in which capital accounts are to be maintained pursuant to the preceding provisions of this Section 4.1 should be modified in order to comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 4.1 the General Partner may, in its sole and unrestricted discretion, alter the method in which capital accounts are maintained, and the General Partner shall have the right to amend this Agreement without action by the Partners to reflect any such change in the manner in which capital accounts are maintained; provided, however, that any change in the manner of maintaining capital accounts shall not materially alter the economic agreement between the Partners.

        In the sole discretion of the General Partner, the capital accounts of the Partners may be adjusted to reflect a revaluation of Partnership Property (including intangible assets such as goodwill) to its fair market value, at the following times: (i) in connection with the acquisition of an Interest by a new or existing Partner for more than a de minimis Capital Contribution, (ii) in connection with the liquidation of the Partnership as defined in Treas. Reg. Section 1.704-1(b)(3)(ii)(g) or (iii) in connection with a more than de minimis distribution to a retiring or continuing Partner as consideration for its Interest. In the event of any revaluation of Partnership Property hereunder, the capital accounts of the Partners shall be adjusted, including continuing adjustments for depreciation, to the extent provided in Treas. Reg. Section 1.704-1(b)(2)(iv)(f).

ARTICLE V

        5.1   Contribution of General Partner.

          a.     The General Partner hereby agrees to contribute to the Partnership cash equal to Fifty Thousand Dollars ($50,000) which is approximately equal to 1% of the total amount of the Partners' capital contributions as determined by the General Partner, in cash or various personal or intangible property. Such amount shall be contributed contemporaneously with the execution of this Agreement

          b.     Except as provided in a and b above, the General Partner shall have no obligation to make any Capital Contributions or loan funds to the Partnership.

ARTICLE VI

        6.1   Contribution of Limited Partner.

          a.     The Limited Partner hereby agrees to contribute to the Partnership the personal property and operating assets transferred to the Limited Partner by Armstrong McCall Holdings, Inc. which is approximately equal to 99% of the total amount of the Partners' capital contributions as determined by the General Partner, in cash or other personal or intangible property. Such amount shall be contributed contemporaneously with the execution of this Agreement.

          b.     In the event that the General Partner determines that funds are needed (i) for the operation of the Partnership; (ii) to satisfy any assessments against Partnership Property, or (iii) for the protection of Partnership Property, the General Partner shall send a notice to each Partner specifying the amount needed and the purpose for which such funds are needed. Within 45 days after receipt of such written notice from the General Partner, each Partner shall contribute to the Partnership in cash an amount equal to its Interest multiplied by the total amount of funds needed by the Partnership. In the event that any Partner does not make a Capital Contribution as requested of it within the time and the amount specified herein, the other Partners shall have the right (but not the obligation) to contribute the share of such non-contributing Partner of the capital requested. If such contribution is made by another Partner on behalf of a non-contributing

  Partner it shall be considered a loan by the contributing Partner to the non-contributing Partner, payable on demand and bearing interest from the date such funds are paid to the Partnership until repayment, at 18% per annum. The contributing Partner at its election may receive any distributions which the non-contributing Partner would be entitled to receive under the terms of this Agreement until such loan is repaid. If a Partner makes a Capital Contribution on behalf of a non-contributing Partner, the contributing Partner shall have and is hereby granted a security interest in and to the Interest of such non-contributing Partner to secure all sums advanced on behalf of such non-contributing Partner all in accordance with and subject to the provisions of the Uniform Commercial Code of Texas. In the event that more than one Partner desires to make a Capital Contribution on behalf of the non-contributing Partner, such Partners may make such contribution in proportion to their respective Interests. Each Partner agrees that any Partner that makes a contribution on its behalf shall automatically be authorized and empowered to execute on behalf of such non-contributing Partner financing statements or other documents reasonably necessary to perfect the security interest in the non-contributing Partner's Interest and execute on behalf of such non-contributing Partner any documents reasonably necessary to transfer the Interest of the non-contributing Partner in the event of foreclosure of the security interest granted in the Interest of the non-contributing Partner.

        6.2   No Additional Contributions. Except as set forth in this Article VI, the Limited Partner shall have no obligation to make any further Capital Contributions or loan funds to the Partnership.

ARTICLE VII

        7.1   Allocations and Distributions.

          a.     Distributions of Cash Flow shall be made l% to the General Partner and 99% to Limited Partner.

          b.     Net Profit or Loss shall be allocated 1% to the General Partner and 99% to Limited Partner.

          c.     In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partners in an amount and manner sufficient to eliminate the deficit balances in their capital accounts created by such adjustments, allocations, or distributions as quickly as possible. This paragraph is intended to constitute a "qualified income offset" under Treas. Reg. § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

          d.     Notwithstanding anything contained in this Section 7.1, losses shall not be allocated to a Partner to the extent such allocation would cause or increase a deficit in such Partner's capital account.

          e.     Any special allocations of items of income or gain pursuant to Section 7.1 shall be taken into account in computing subsequent allocations of profit or gain pursuant to this Article VII so that the net amount of any items so allocated and the profit, gain, loss and any other item allocated to each Partner pursuant to this Article VII shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of this Article VII if such special allocations had not occurred.

          f.      Notwithstanding anything contained in this Agreement to the contrary, in accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its fair market value at the date of contribution. Any elections or decisions relating to such allocations including, without limitation, determination of any alternative allocation methods permitted under Code Section 704(c) and the Treasury Regulations thereunder, shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 7.1f are solely for purposes of federal income tax and shall not affect, or in anyway be taken into account in computing, any Partner's capital account or share of Net Profit or Loss or distributions pursuant to this Agreement.

        7.2   Partnership Expenses. The Partnership shall be charged with and pay all expenses of organizing and operating the Partnership. The General Partner shall cause the Partnership to incur only such expenses as are reasonable and necessary or appropriate for pursuing the Partnership purposes.

        7.3   Books of Account; Calendar Year. The General Partner shall, for income tax and business purposes, keep adequate books of account of the Partnership on a basis of accounting selected by the General Partner, wherein shall be recorded and reflected all of the contributions to the capital of the Partnership and all of the expenses and transactions of the Partnership. Such books of account shall be kept at the principal place of business of the Partnership, and each Limited Partner and its authorized representatives shall have at all times, during reasonable business hours, free access to and the right to inspect and copy such books of account and all records of the Partnership, including a list of the names and addresses of the Limited Partner. All books and records of the Partnership shall be kept on the basis of an annual accounting period ending December 31st, except for the final accounting period which shall end on the dissolution or termination of the Partnership without reconstitution. All references herein to an "accounting year" of the Partnership are to such an annual accounting period.

        7.4   Tax Returns and Records. The General Partner shall cause appropriate tax returns for the Partnership to be prepared and timely filed with the appropriate authorities. The General Partner shall cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, all reports required to be filed with such entities under then current applicable laws and rules of regulatory bodies. The Limited Partner shall be provided with a copy of any such report.

        7.5   Bank Accounts, Funds and Assets. The funds of the Partnership shall be deposited in such bank or banks as the General Partner shall deem appropriate. Subject to the provisions of this Agreement, such funds may be withdrawn only by the General Partner or its duly authorized agents. The General Partner shall have a fiduciary responsibility for the safekeeping and use of all funds of the Partnership, whether or not in its immediate possession or control, and it shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Partnership. The General Partner shall not commingle or permit the commingling of the funds of the Partnership with the funds of any other person.

        7.6   Adjustment of Tax Basis. Upon the transfer of an interest in the Partnership, the Partnership may, at the sole discretion of the General Partner, elect, pursuant to Section 754 of the Code, to adjust the basis of the Partnership as allowed by Sections 734(b) and 743(c) thereof. The election, if made, will be filed with the Partnership information income tax return for the first taxable year to which the election applies.

        7.7   Transactions with General Partner and Affiliates. The Partnership may enter into transactions, contracts, agreements or arrangements with the General Partner or Affiliates of the General Partner and any successors thereof which are reasonably necessary or prudent for the business of the Partnership. The General Partner may cause the Partnership to contract with the General Partner or Affiliates of the General Partner and any successors thereof, to provide services or materials for the Partnership, provided that the fees to be paid therefore and the terms and conditions thereof are not less favorable (considering all of the relevant factors) to the Partnership than those which could be reasonably obtained by the Partnership from unaffiliated third parties.

ARTICLE VIII

        8.1   Rights of the General Partner. Subject to the limitations of this Agreement, and to the limitations imposed upon it at law, the General Partner shall have authority:

          a.     to manage, control and borrow funds on behalf of the Partnership, with or without using the Partnership Property as collateral therefor, and make all decisions affecting the Partnership business;

          b.     to effectuate the purposes of the Partnership and to take any action consistent with the purposes in Article III;

          c.     to invest any funds of the Partnership in any type of investment vehicles including, but not limited to, interest bearing accounts, certificates of deposit and money market instruments;

          d.     to expend Partnership funds for such purposes and in such amounts as the General Partner shall in its sole discretion determine is reasonably necessary to effectuate the purposes of the Partnership;

          e.     to execute all documents of any type whatsoever on behalf of the Partnership, determined in the sole discretion of the General Partner, that are reasonably necessary to effectuate the purposes of the Partnership; and

          f.      to perform any and all duties and discharge all obligations imposed upon the General Partner by this Agreement or by law.

        The Partners desire that the rights and authority of the General Partner to manage the business of the Partnership, shall be plenary subject only to the express limitations contained in this Agreement.

        No person, firm, governmental agency or corporation dealing with the Partnership shall be required to inquire into, or obtain any consents or other documentation as to the authority of the General Partner to take any action allowed by this Section 8.1 or otherwise by this Agreement or to exercise any such rights or powers. Without limitation, no person or party to which a Partnership loan application is made shall be required to inquire into the purposes for which such loan is sought, and as between the Partnership and such person or party, it shall be conclusively presumed that the proceeds of such loan are to be and will be used solely for purposes authorized under this Agreement.

        8.2   Obligations Not Exclusive. The General Partner shall devote such of its time as is reasonably needed to carry out the obligations contained in this Agreement, it being understood, however, that the General Partner and its Affiliates may engage in other business and professional endeavors for their own account, or the account of others, unless otherwise agreed.

        8.3   Tax Matters. The Partners hereby designate the General Partner or its designee as the "Tax Matters Partner" for purposes of dealing with the Internal Revenue Service, Department of Treasury or Department of Justice with regard to any federal income tax matters directly affecting the Partnership. The Partners further acknowledge and agree that the Tax Matters Partner may delegate at the expense of the Partnership the rights and responsibilities of such position to one or more persons selected by the General Partner. The Partners further acknowledge and agree that the Tax Matters Partner may act on behalf of the Partnership and the Partners in accordance with the requirements of Chapter 63, Subchapter C of the Code including Sections 6221 through 6232 of the Code as amended.

        8.4   Bankruptcy or Retirement of General Partner. In the event of the bankruptcy, retirement, resignation, dissolution, change of control or withdrawal of the General Partner, the Partnership shall be terminated unless the Limited Partner agrees in writing to continue the Partnership and a successor General Partner is elected by the Limited Partner. The Interest of a bankrupt, insolvent, resigned, dissolved, or withdrawn General Partner or General Partner undergoing a change of control shall become that of a Limited Partner; provided that the conversion of the Interest of the General Partner to that of a Limited Partner shall not reduce or abate any rights or benefits that a Limited Partner may have hereunder. The successor General Partner shall cause the certificate of Limited Partnership of the Partnership to be amended to reflect such continuation. For purposes of this Agreement, the General Partner will be considered to have undergone a change of control if after the date of this Agreement any person or entity acquires more than fifty percent (50%) of the voting shares or interests of the General Partner through any method whatsoever including, without limitation, voluntary or involuntary transfer. Upon the occurrence of a change of control the General Partner shall have no further powers to act as the General Partner other than notifying the Limited Partner of such change of control.

        8.5   Limitation of Obligations. Neither the General Partner nor any Affiliate thereof shall have any obligation or duty to loan funds, or arrange credit in order for the Partnership to meet the purposes set forth in Article III.

        8.6   Restriction on Transfer. The General Partner may not transfer, pledge or encumber or otherwise dispose of its Interest as a General Partner without the consent of the Limited Partner.

ARTICLE IX

        9.1   Rights of the Limited Partner. The Limited Partner shall not be:

          a.     personally liable for any of the debts of the Partnership or of the General Partner, unless a liability to the Partnership or to the General Partner, as the case may be, is founded on some unauthorized activity of the Limited Partner, or such liability arises by way of law;

          b.     personally liable, merely because of its Interest in the Partnership, for any losses of the Partnership or of any other Partner;

          c.     allowed to take part in the management or control of the Partnership, such power to vest solely and exclusively in the General Partner;

          d.     entitled to be paid any salary or to have a Partnership drawing account;

          e.     entitled to a return of its Capital Contribution, or any profits except as may be provided in this Agreement;

          f.      entitled to receive any interest on its Capital Contribution or its capital account, except as provided herein above; and

          g.     entitled to a partition of the Partnership Property.

        9.2   Death, Legal Disability, etc. of a Limited Partner. The dissolution, termination, legal disability, or bankruptcy of the Limited Partner shall not result in the dissolution of the Partnership.

ARTICLE X

        10.1 Definitions. For purposes of this Article X only, the below terms shall have the following meanings:

          a.     "Enterprise" means a foreign or domestic limited partnership, corporation, general partnership, joint venture, sole proprietorship, trust, employee benefit plan or similar entity.

          b.     "Expenses" includes court costs and attorney's fees.

          c.     "General Partner" includes

            (1)   a General Partner;

            (2)   any person who, while a General Partner is or was serving at the request of the Partnership as a Representative of an Enterprise; and

            (3)   a Representative of an Enterprise that is a General Partner.

          d.     "Official Capacity" means:

            (1)   if used with respect to a General Partner, the exercise of authority by or on behalf of a General Partner under the Act or this Agreement, other than service for another Enterprise; and

            (2)   if used with respect to the Limited Partner, employee, or agent, the relationship undertaken by the Limited Partner, employee, or agent on behalf of the Partnership, other than service for another Enterprise.

          e.     "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

          f.      "Representative" means a person serving as a partner, shareholder, member, manager, director, officer, venturer, proprietor, trustee, employee, or agent of an Enterprise or serving a similar function for an Enterprise.

        10.2 Indemnification. The Partnership shall indemnify the General Partner against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable Expenses actually incurred by the General Partner in connection with any Proceeding to which it was, is or is threatened to be named a defendant or respondent, or in which it was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of it serving or having served, as a General Partner if it is determined in accordance with Section 10.4 that the General Partner (a) acted in good faith, (b) reasonably believed, in the case of conduct in its Official Capacity, that its conduct was in the Partnership's best interests and, in all other cases, that its conduct was at least not opposed to the Partnership's best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that its conduct was unlawful. No indemnification shall be made under this Section 10.2 in respect of any judgment, penalty, fine, or amount paid in settlement in connection with any Proceeding in which such General Partner shall have been (x) found liable on the basis that personal benefit was improperly received by it whether or not the benefit resulted from an action taken in the General Partner's Official Capacity, or (y) found liable to the Partnership. However, if the General Partner is found liable on the basis that personal benefit was improperly received by it, or is found liable to the Partnership, or the Limited Partner, the General Partner shall be entitled to reasonable Expenses actually incurred by it in connection with the Proceeding unless it has been found liable for willful or intentional misconduct in the performance of its duty to the Partnership or the Limited Partner. The termination of any Proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the General Partner did not meet the requirements set forth in clauses (a), (b) or (c) in the first sentence of this Section 10.2. The General Partner shall be deemed to have been found liable in respect of any claim, issue or matter only after it shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom.

        10.3 Successful Defense. Without limitation of Section 10.2 of this Article X and in addition to the indemnification provided for in Section 10.2 of this Article X, the Partnership shall indemnify the General Partner against reasonable Expenses incurred by such person in connection with any Proceeding in which it is a witness, a named defendant or respondent because it is or was a General Partner, if such person has been wholly successful, on the merits or otherwise, in defense of the Proceeding.

        10.4 Determinations. Determination as to reasonableness of Expenses must be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, determination as to reasonableness of

Expenses must be made in the manner specified in clause (ii) of the preceding sentence for the selection of special legal counsel. In the event a determination is made under this Section 10.4 that the General Partner has met the applicable standard of conduct as to some matters but not as to others, amounts to be indemnified may be reasonably prorated.

        10.5 Advancement of Expenses. Reasonable Expenses (including court costs and attorneys' fees) incurred by the General Partner who was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid or reimbursed by the Partnership after the Partnership receives a written affirmation by such General Partner of its good faith belief that it has met the standard of conduct necessary for indemnification by the Partnership under this Article and a written undertaking by or on behalf of the General Partner to repay the amount paid or reimbursed by the Partnership if it shall ultimately be determined that it is not entitled to be indemnified by the Partnership as authorized in this Article. Such written undertaking shall be an unlimited obligation of the General Partner but need not be secured and it may be accepted without reference of financial ability to make repayment. Notwithstanding any other provision of this Article X, the Partnership shall pay or reimburse Expenses incurred by the General Partner in connection with its appearance as a witness or other participation in a Proceeding at a time when it is not named a defendant or respondent in the Proceeding.

        10.6 Other Indemnification and Insurance. The indemnification provided by this Article shall (a) not be deemed exclusive of, or to preclude, any other rights to which those seeking indemnification may at any time be entitled under any law, agreement or vote of the Limited Partner or the General Partner, or otherwise, or under any policy or policies of insurance or other arrangement purchased or maintained by the Partnership on behalf of the General Partner, both as to its action in its Official Capacity and as to action in any other capacity, (b) continue as to a person or entity who has ceased to be in the capacity by reason of which it was a General Partner with respect to matters arising during the period it was in such capacity, and (c) inure to the benefit of the successors and assigns of such entity.

        10.7 Notice. Any indemnification of or advance of Expenses to a General Partner in accordance with this Article shall be promptly reported in writing to the Limited Partner.

        10.8 Construction. The indemnification provided by this Article shall be subject to all valid and applicable laws, including without limitation, Article 11 of the Act, and, in the event this Article or any of the provisions hereof or the indemnification contemplated hereby are found to be inconsistent with or contrary to any such valid laws, the latter shall be deemed to control and this Article shall be regarded as modified accordingly, and, as modified, to continue in full force and effect. It is intended that this Article provide the maximum indemnification permitted by the Act.

        10.9 Continuing Offer, Reliance. The provisions of this Article (a) are for the benefit of, and may be enforced by, each General Partner, the same as if set forth in their entirety in a written instrument duly executed and delivered by the Partnership and such General Partner and (b) constitute a continuing offer to all present and future General Partners of the Partnership. The Partnership (x) acknowledges and agrees that each present and future General Partner has relied upon and will continue to rely upon the provisions of this Article in accepting and serving as a General Partner, (y) waives reliance upon, and all notice of acceptance of, such provisions by such General Partners and (z) acknowledges and agrees that no present or future General Partners shall be prejudiced in its right to enforce the provisions of this Article in accordance with their terms by any act or failure to act on the part of the Partnership.

        10.10 Effect of Amendment. No amendment, modification or repeal of this Article or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future General Partner to be indemnified by the Partnership, nor the obligation of the Partnership to indemnify any such General Partner, under and in accordance with the provisions of this Article as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        10.11 Remedy of Limited Partnership. The Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution. Also, in the event of an alleged violation of the General Partners' duties, the sole remedy of a Limited Partner shall be to proceed against the assets of the Partnership, unless such acts were done fraudulently, in bad faith, with gross negligence, or in violation of the General Partner's fiduciary obligation to the Partnership. If these assets are insufficient, the Limited Partner shall have no further recourse against a General Partner, unless such acts were done fraudulently, in bad faith, with gross negligence, or in violation of the General Partner's fiduciary obligation to the Partnership. The Limited Partner shall have no personal liability for the indemnification of a General Partner pursuant to this Agreement, it being agreed and understood that only Partnership assets will be used to satisfy the indemnification obligations of the Partnership.

        10.12 Reimbursement. In addition to the payments permitted elsewhere in this Agreement, the Partnership shall reimburse the General Partners, or Affiliate thereof, for reasonable out-of-pocket and commuting expenses incurred by it in the cause of administering the business and affairs of the Partnership.

ARTICLE XI

        11.1 Consent of Partners Required. No Interest in the Partnership may be transferred, or otherwise disposed of without the prior written consent of all of the Partners, which consent is solely within the discretion of the Partners and which the Partners are under no obligation to give. For purposes of the foregoing sentence, the term "transfer" shall include the pledge or the granting of a security interest. Any involuntary transfer of an Interest such as by way of dissolution or bankruptcy shall be considered a transfer and unless all Partners consent to such transfer the transferee shall have only those rights described in the following sentence. In the event of a transfer of an Interest without the consent of the Partners and upon notice to the Partnership, the transferee shall be entitled only to be allocated income or loss and receive distributions to which the transferor was entitled. The assignee of an Interest will have no other rights with regard to the Partnership.

        11.2 Conditions to Admission of Assignee. No assignee of an Interest will have the right to become a substitute Limited Partner in place of its assignor unless all of the following conditions are satisfied:

          a.     All Partners consent to such substitution which consent is solely within the discretion of the Partners;

          b.     a duly executed written instrument of assignment which has been filed with the Partnership sets forth the intention of the assignor that the assignee become a Substitute Limited Partner in its place; and

          c.     the assignor and assignee execute such other instruments as the General Partner may deem reasonably necessary or desirable to effect such admission, including the written acceptance and adoption by the assignee of the provisions of this Agreement.

        11.3 Limitation on Transfer of Interests.

          a.     Anything herein to the contrary notwithstanding, no transfer of an Interest may be made if the Interest sought to be transferred, when added to the total of all other Interests sold, assigned, exchanged, or transferred within a period of twelve consecutive months prior thereto, equals or exceeds fifty percent (50%) of the aggregate of all Partnership Interests, general and limited, and any attempt to make any such transfer will be null and void ab initio, unless such transaction is consented to by the General Partner.

          b.     Notwithstanding any other provisions of this Agreement to the contrary, Interests cannot be assigned to any Person who is insane, incompetent or has not attained its legal majority or to a Person or entity not lawfully empowered to own such Interest, and any assignment or transfer directly to a person or entity having any such disability may be disregarded by the Partnership in its discretion.

        11.4 Survival of Liabilities. No substitution of an assignee as a Limited Partner shall operate to relieve the assignor of liabilities under the Act solely as a result of the assignment.

        11.5 Succession to Capital Accounts. In the event the Limited Partner transfers all, or any portion of its Interest in accordance with the terms of this Agreement, its transferee shall succeed to the capital account of the transferor to the extent that it relates to the transferred Interest or portion thereof.

ARTICLE XII

        12.1 Dissolution and Termination of the Partnership. Upon:

          a.     the expiration of the term set forth in Article I hereinabove;

          b.     the bankruptcy, dissolution or withdrawal of the General Partner or the occurrence of any other act which would legally disqualify or impede the General Partner from acting hereunder; except if the Limited Partner shall select a new General Partner as provided in Section 8.4 hereof;

          c.     the express written agreement at any time of the General Partner and the Limited Partner,

          d.     within a reasonable period of time, as determined by the General Partner, after the sale, termination, or other similar disposition of all the Partnership Property; (including the distribution of notes or other evidence of indebtedness received by the Partnership); or

          e.     the occurrence of any other circumstances which, by law, would require that the Partnership be immediately dissolved;

the Partnership shall be dissolved.

        12.2 Final Accounting. Upon such dissolution, an accounting shall be made within a reasonable period of time after such dissolution of the accounts of the Partnership, of each Partner and of the Partnership's assets, liabilities and operations from the date of the last previous accounting to the date of such dissolution.

        12.3 Distribution Following Dissolution.

          a.     Upon the dissolution of the Partnership, the General Partner (or, if the dissolution is caused by acts or occurrences falling within Section 12.1(b) hereinabove, then such person as shall be designated by the Limited Partner) shall act as Liquidating Trustee (hereinafter so referred to) and immediately proceed to terminate the business of the Partnership. The Liquidating Trustee shall first determine or have determined the fair market value of the Partnership Property and then attempt to sell the Partnership Property (except cash and current receivables) at such time, at such prices, and on such terms as the Liquidating Trustee, in the exercise of its best business judgment under the circumstances then presented, deems in the best interest of the Partners. The proceeds of the sale of the Partnership Property together with cash, and proceeds of the Partnership receivables as received by the Liquidating Trustee from time to time, shall be distributed among the Partners in accordance with Section 7.1a.

          b.     The Liquidating Trustee (including any officer and director of the Liquidating Trustee) shall be considered a Representative of the Partnership for purposes of Article X hereof and shall be entitled to indemnification as provided in such Article X.

        12.4 No Restoration of Capital Account Deficits. A Partner with a deficit in its capital account following the distribution of liquidation proceeds, shall not be obligated to restore the deficit to the Partnership.

ARTICLE XIII

        13.1 Notices. Except as otherwise specifically provided herein, all notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given if mailed from within the United States by certified mail, postage prepaid, and addressed, if to the General Partner, to the address recited on the execution page hereof, and, if to the Limited Partner, to the address for notice set forth below such Limited Partner's signature on the signature page of this Agreement. The Limited Partner may change its address by giving notice in writing stating its new address to the General Partner and the General Partner may change its address by giving such notice to the Limited Partner. Notice to a Limited Partner or a General Partner, if deposited in the mail as hereinabove provided, shall be deemed effective as to the named addressee three (3) days after it is so deposited. Notice to the Limited Partner given in any other manner and notice to a General Partner given in any other manner, shall be effective only if, as and when received by such addressee.

        13.2 Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, and each Partner agrees that the obligations of the Partners are performable in Travis County, Texas and Travis County, Texas shall be appropriate jurisdiction and venue for any litigation with respect to the Partnership.

        13.3 Amendments. Except as otherwise provided in this Agreement, the approval of the General Partner and the Limited Partner is required for all amendments.

        13.4 Successors and Assigns. This Agreement, and all the terms and provisions hereof, shall be binding upon and shall inure to the benefit of the Partners, and their respective legal representatives, heirs, permitted successors and permitted assigns.

        13.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one instrument.

        13.6 Gender and Number. Whenever required by the context, as used in this Agreement, the singular number shall include the plural and vice versa; and each gender shall include all other genders.

        13.7 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of the State of Texas. If any provisions of this Agreement, or the application thereof to any person or circumstances, shall for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

        13.8 Waiver of Action for Partition. Each of the Partners hereby irrevocably waives during the term of the Partnership, any right that it might have to maintain an action for partition with respect to the Partnership Property, irrespective of the form in which legal title is held.

        13.9 Section Titles. The Section titles used in this Agreement are solely for convenience and neither modify nor limit the provisions of this Agreement.

GENERAL PARTNER:
Address:
Armstrong McCall Management, L.C.,
5010 Burleson Road Austin, Texas 78744	a Texas limited liability company
	By:	/s/John McCall John McCall, Manager
Dated: December 31, 1995
LIMITED PARTNER:
Address:
3513 Concord Pike Suite 3000 Wilmington, Delaware 19803	Armstrong McCall Holdings, L.C. a Delaware limited liability company
Armstrong McCall Holdings, Inc., a Texas business corporation and the majority member of Armstrong McCall Holdings, L.C.
	By:	/s/ John McCall John McCall, President
Dated: December 31, 1995

EXHIBIT A

[General Partner and Limited Partner Initial Contributions under
Article 5.1 and Article 6.1]

FIRST AMENDMENT TO
ARTICLES OF LIMITED PARTNERSHIP OF ARMSTRONG McCALL, L.P.
A TEXAS LIMITED PARTNERSHIP

        This FIRST AMENDMENT TO ARTICLES OF LIMITED PARTNERSHIP OF ARMSTRONG McCALL, L.P. (this "Amendment"), is made as of November 15, 2006 by and between Armstrong McCall Management, L.C., a Texas limited liability company ("General Partner") and Armstrong McCall Holdings, LLC., a Delaware limited liability company ("Limited Partner"). The General Partner and the Limited Partner are sometimes collectively referred to as the "Partners."

        WHEREAS, Armstrong McCall, L.P., a Texas limited partnership (the "Partnership") is governed by those certain Articles of Limited Partnership of Armstrong McCall, L.P., dated December 31, 1995 (the "Agreement"); and

        WHEREAS the Partners desire and agree to amend Article 3.1 of the Agreement;

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        ARTICLE XIV    Section 3.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

        Purposes of the Partnership

        The purpose of the Partnership shall be to engage in any lawful business activities in which limited partnerships formed under the Texas Revised Limited Partnership Act may engage or participate.

ARTICLE XV Miscellaneous.

        15.1 Other than as set forth above, the Agreement is hereby ratified and confirmed in all respects.

        15.2 This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

        IN WITNESS HEREOF, the Partners have executed and delivered this Amendment as of the date first written above.

General Partner:
Armstrong McCall Management, L.C.
By:	/s/ Raal H. Roos
	Name:	Raal Roos
	Title:	Vice President and Secretary
Limited Partner:
Armstrong McCall Holdings, LLC
By:	/s/ James M. Spira
	Name:	James M. Spira
	Title:	Secretary